UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 19, 2012

NATIONAL INTERSTATE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	000-51130	34-1607394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Interstate Drive

Richfield, Ohio 44286-9000

(Address of principal executive offices including Zip Code)

(330) 659-8900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On November 19, 2012 (the “Closing Date”), National Interstate Corporation (the “Company”) entered into a $100 million five-year unsecured Credit Agreement (the “Credit Agreement”) with Fifth Third Bank, as administrative agent, letter of credit issuer, lead arranger and sole book runner, U.S. Bank National Association (“U.S. Bank”) as documentation agent and the lenders party thereto. The Credit Agreement consists of a revolving credit facility with a letter of credit sublimit of $10 million. The Company also has the ability to increase the line of credit to $125 million subject to the Credit Agreement’s accordion feature. Proceeds of borrowings under the Credit Agreement may be used for general corporate purposes, including items such as working capital and acquisitions.

In connection with entering into the Credit Agreement, effective as of the Closing Date, the Company terminated its existing Credit Agreement, dated as of December 19, 2007, with KeyBank National Association and U.S. Bank (the “Former Credit Agreement”) and repaid the outstanding amounts thereunder. The material terms and conditions of the Former Credit Agreement are contained in the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007.

At the Company’s election, advances under the Credit Agreement bear interest at either (1) the one-, two-, three-, or six-month per annum London InterBank Offered Rate (LIBOR), as selected by the Company, divided by one minus the reserve percentage (the “Adjusted LIBOR Rate”), plus an applicable margin or (2) a rate per annum equal to the greatest of (a) the administrative agent’s prime rate, (b) 0.5% in excess of the federal funds effective rate, or (c) 1.0% in excess of the one-month Adjusted LIBOR Rate. The applicable margin for Adjusted LIBOR Rate advances depends on the Company’s A.M. Best insurance group rating and varies from 0.750% to 1.000%. Based on the Company’s current A.M. Best insurance group rating of “A,” the Company would pay interest at the Adjusted LIBOR Rate plus 87.5 basis points on borrowed funds.

Commitment fees on the average daily unused portion of the Credit Agreement are payable at rates per annum ranging from 0.075% to 0.125%, depending on the Company’s A.M. Best insurance group rating. Letter of credit participation fees are payable by the Company at a rate equal to the applicable margin for LIBOR borrowings. A letter of credit fronting fee is also payable by the Company to the letter of credit issuer in the amount of 0.125% per annum on the face amount of the applicable letter of credit. Based on the Company’s current A.M. Best insurance group rating of “A,” the Company would pay 10 basis points on the unused portion of the Credit Agreement.

Interest on Alternate Base Rate advances is payable at the end of each calendar month. Interest on Adjusted LIBOR Rate advances is payable at the end of each interest rate period and at the end of each three-month interval within an interest rate period if the period is longer than three months.

The Credit Agreement requires the Company to maintain specified financial covenants measured on a quarterly basis, specifically, a minimum consolidated net worth and a maximum debt to capital ratio. In addition, the Credit Agreement contains certain affirmative and negative covenants customary for facilities of this type, including negative covenants that limit or restrict the Company’s ability to, among other things, pay dividends, incur additional indebtedness, effect mergers or consolidations, make investments, enter into asset sales, create liens, enter into transactions with affiliates and other restrictions customarily contained in such agreements. The Credit Agreement will terminate on November 18, 2017.

This summary is qualified in its entirety by reference to the full text of the Credit Agreement, which has been filed as an exhibit hereto and is hereby incorporated by reference. A copy of the Company’s press release announcing the consummation of the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 1.02	Termination of a Material Definitive Agreement.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement among National Interstate Corporation, Fifth Third Bank and U.S. Bank National Association dated as of November 19, 2012

99.1	Press Release of National Interstate Corporation dated November 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Interstate Corporation

By:	/s/ Julie A. McGraw
Julie A. McGraw
Vice President and Chief Financial Officer

Date:  November 20, 2012